WOLVERINE TUBE, INC.
P R E S S R E L E A S E

Contacts:	David A. Owen
Chief Financial Officer
Wolverine Tube, Inc.
Tel: (256) 580-3976
E-mail: owend@wlv.com

North America:

David W. Jordan
Vice President and General Manager
Business Development and Strategy
Wolverine Tube, Inc.
Tel.: (256) 580-3695
E-mail: jordand@wlv.com

Asia-Pacific:

Michael Bi
President
Wolverine Tube Shanghai Co., Ltd.
Tel.: +86 (21) 50 46 06 84
E-mail: michaelb@wlv.com.cn

WOLVERINE TUBE, INC. AND THE WIELAND GROUP

ANNOUNCE CHINA PARTNERSHIP

Huntsville, Alabama and Ulm, Germany, March 20, 2008 - Wolverine Tube, Inc. (WLVT) (“Wolverine”), a world-class quality manufacturer and distributor of copper and copper alloy tube, fabricated products, and metal joining products, and The Wieland Group (“Wieland”), a world-leading manufacturer of semi-finished and special products in copper and copper alloys, announce an agreement for Wieland to purchase a 30% equity interest in Wolverine Tube Shanghai Co., Ltd. (“WTS”). WTS, located within the Shanghai Waigaoqiao Free Trade Zone, had been a wholly owned subsidiary of Wolverine.

“Strengthening our global platform is a core component of Wolverine’s new business model. This partnership with Wieland in China will strengthen WTS’s technology and enhance service to customers in the high growth Asia-Pacific region,” said Harold Karp, President and Chief Operating Officer of Wolverine.

WTS produces and sells chiller tubes for the Asia-Pacific market. WTS will now offer the combined product range of both companies and expects to increase its production capacity in Asia-Pacific. Chiller tubes are a primary component of high capacity central air conditioning systems used for cooling large spaces, including high-rise buildings, commercial structures, factories, hospitals, and schools.

“The investment by Wieland in WTS will ensure that Asia-Pacific customers receive the benefits of the best process technology and the highest quality chiller tubes produced in a world-class manufacturing facility,” said Bernd Grasshof, Vice President of Wieland’s Tube Division.

Under the agreement, Wieland is acquiring a 30% share of WTS for a payment of $9.5 million and transfer of certain intangible property related to Wieland's existing chiller tube business in Asia-Pacific.  Wolverine estimates the value of intangibles at $2.1 million.  Wieland may exercise an option between 2011 and 2012 to acquire an additional 20% share of WTS.

Michael Bi, President of Wolverine Tube Shanghai, commented, “WTS is pleased to welcome Wieland as a partner in China. Wieland’s investment and transfer of technology will enhance WTS’s product offerings and performance to benefit customers in the Asia-Pacific region.”

Wolverine and Wieland each continue to independently produce and sell non-chiller tube products in the Asia-Pacific region, and each continue to independently produce and sell chiller tubes outside of the Asia-Pacific region. The Asia-Pacific region includes all countries in Asia, Australia, and Oceania.

About Wolverine Tube, Inc.

Wolverine Tube, Inc. is a world-class quality manufacturer of copper and copper alloy tube, fabricated products, and metal joining products. It is a publicly traded Delaware corporation organized in 1987 (WLVT), and is a successor to a business founded in Detroit, Michigan in 1916. Wolverine’s principal products are commercial, high value-added products sold directly to original equipment manufacturers (OEMs). As of December 31, 2007, Wolverine had approximately 2,450 employees worldwide. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

About The Wieland Group

The Wieland Group is one of the world's leading independent producers of semi-finished and special products in copper and copper alloys, such as strip, sheet, tubes, rods, wires, sections, slide bearings, finned tubes, and heat exchangers. Established in 1820 in Ulm, Germany, the Wieland Group has become a multinational company present in all major markets throughout the world. Production sites, slitting centers and trading companies in Europe, Asia, South Africa, and the United States are committed to providing quality products with superior service. The Wieland Group has about 6,500 employees in more than 30 locations worldwide.

Forward-looking Statements
All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.